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                                                                      Exhibit 23

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Freedom Group, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-28657) on Form S-8 of American Retirement Corporation of our report dated March 6, 1998 except as to note 17 which is as of May 29, 1998, with respect to the combined balance sheet of Freedom Group, Inc. and subsidiaries and Freedom Village of Holland, Michigan, a general partnership, as of December 31, 1997 and the related combined statements of income, changes in stockholders' equity (deficit) and partnership capital, and cash flows for the year then ended, which report appears in the Form 8-K of American Retirement Corporation dated May 29, 1998.

Our report contains an explanatory paragraph that states that the Company has entered into an agreement and plan of merger for the merger of the Company with an unrelated party. The sale has not been finalized and no adjustments to the combined financial statements have been made.


                                        KPMG PEAT MARWICK LLP


St. Petersburg, Florida
May 29, 1998